Exhibit 99.1

NEWS RELEASE

Range Resources Corporation Commences Offers and Consent Solicitations for Memorial

Resource Development Corp.’s Senior Notes and Range’s Senior Subordinated Notes

FORT WORTH, TEXAS, August 3, 2016 – RANGE RESOURCES CORPORATION “Range” (NYSE: RRC) announced today that, in connection with the anticipated merger of Range and Memorial Resource Development Corp. (“Memorial”), Range has commenced offers to Eligible Holders (as defined below) (collectively, the “Eligible Holder Offers”) (1) to either (a) exchange any and all outstanding 5.875% Senior Notes due 2022 issued by Memorial for up to $600 million aggregate principal amount of new senior notes issued by Range (the “Memorial Exchange Offer”) or (b) purchase for cash any and all outstanding 5.875% Senior Notes due 2022 issued by Memorial (the “Memorial Cash Tender Offer”), and (2) to exchange any and all outstanding senior subordinated notes issued by Range and listed in the table below for up to $1.85 billion aggregate principal amount of new senior notes issued by Range (“Range Exchange Offers”).

Range also announced a concurrent cash offer (the “Concurrent Cash Tender Offer”) to those holders of Memorial’s outstanding 5.875% Senior Notes due 2022 who are not Eligible Holders (“Memorial Non-Eligible Holders”). With the exception of eligibility for participation, the terms and conditions of the Concurrent Cash Tender Offer and the Memorial Cash Tender Offer are identical. For example, the Concurrent Cash Tender Offer will offer to pay cash consideration to tendering Memorial Non-Eligible Holders equal to that offered to Eligible Holders that tender in the Memorial Cash Tender Offer. Eligible Holders may participate only in the Eligible Holder Offers. Memorial Non-Eligible Holders may participate only in the Concurrent Cash Tender Offer. The Eligible Holder Offers and the Concurrent Cash Tender Offer are referred to as the “Offers.”

The Eligible Holder Offers and the related Consent Solicitations (as defined below) are being made pursuant to the terms and subject to the conditions set forth in an Offering Memorandum and Consent Solicitation Statement dated August 3, 2016 (the “Offering Memorandum and Consent Solicitation Statement”). The Concurrent Cash Tender Offer and the related Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in a separate Offer to Purchase and Consent Solicitation Statement dated August 3, 2016. These offering materials for the Offers are referred to as the “Offer Materials.”

Each series of newly issued Range senior notes (collectively, the “New Notes”) will have an interest rate and maturity date that is identical to the interest rate and maturity date of the respective existing Memorial and Range notes (collectively, the “Existing Notes”). The New Notes will be senior unsecured obligations of Range and will rank equally in right of payment with all other existing and future senior unsecured indebtedness of Range.

The following table and related footnotes set forth, among other things, the Early Tender Premium and Total Exchange Consideration for the Existing Notes for which the New Notes are being offered, and the Total Tender Consideration for Existing Memorial Notes tendered for purchase in the Offers:

Issuer	Title of Series of Existing Notes	CUSIP / ISIN	Aggregate Principal Amount Outstanding	Offer Type	Total Consideration (1)(2)(3)(4)
Memorial Resource Development Corp.	5.875% Senior Notes due 2022	58605QAB5	$600,000,000	Exchange or Cash Tender(5)	$1,000 principal amount of New Range Senior Notes due 2022 plus $12.50 in cash or $1,012.50 in cash(5)
Range Resources Corporation	5.75% Senior Sub. Notes due 2021	75281AAM1	$500,000,000	Exchange	$1,000 principal amount of New Range Senior Notes due 2021
Range Resources Corporation	5.00% Senior Sub. Notes due 2022	75281AAN9	$600,000,000	Exchange	$1,000 principal amount of New Range Senior Notes due 2022
Range Resources Corporation	5.00% Senior Sub. Notes due 2023	75281AAQ2,7 5281AAP4 /U75295AC6	$750,000,000	Exchange	$1,000 principal amount of New Range Senior Notes due 2023

(1)	For each $1,000 principal amount of Existing Notes.
(2)	The term Total Consideration means either the Total Exchange Consideration or Total Tender Consideration, as applicable (each as defined in the applicable Offer Materials).
(3)	Includes the Early Tender Premium of $50 principal amount of New Notes (or in the case of the Cash Tender Offer for the Existing Memorial Notes, $50 in cash) which is payable only in respect of Existing Notes which are tendered prior to the Early Tender Deadline.
(4)	Accrued and unpaid interest to but not including the Settlement Date will be paid in cash.
(5)	In the Concurrent Cash Tender Offer, cash consideration is the only consideration that may be received by a Memorial Non-Eligible Holder.

Eligible Holders of Existing Memorial Notes may elect to participate in either the Memorial Exchange Offer or the Memorial Cash Tender Offer, at their option. Failure to make such an election will be deemed a tender in the Memorial Exchange Offer.

The Offers and Consent Solicitations will expire at 11:59 p.m., New York City time, on August 30, 2016 (“Expiration Time”), unless extended or terminated. To be eligible to receive the applicable Total Exchange Consideration or Total Cash Consideration, which in either case includes the applicable Early Tender Premium, holders of Existing Notes must validly tender their Existing Notes at or prior to 5:00 p.m., New York City time, on August 16, 2016 (“Early Tender Deadline”), unless extended.

Concurrently with the Offers, Range is also soliciting consents from the holders of the Existing Notes (each a “Consent Solicitation”) to amend the indentures governing the Existing Notes to eliminate certain of the covenants, restrictive provisions and events of default (collectively, the “Proposed Amendments”) pursuant to the terms and subject to the conditions set forth in the applicable Offer Materials. The consent of the holders of a majority of the aggregate principal amount of the applicable series of Existing Notes outstanding, acting together as one class for that series, will be required in order to adopt the Proposed Amendments to the existing indenture for that series.

Existing Notes that are not validly tendered or that are validly tendered but validly withdrawn will remain outstanding and will continue to be subject to their terms despite the completion of the Offers and the related Consent Solicitations. However, if any Offer and related Consent Solicitation is consummated and the Proposed Amendments to the applicable existing indenture are effected, such amendments will also apply to all related Existing Notes not exchanged or purchased in such Offers and Existing Notes will no longer have the benefit of the protection of the covenants, restrictive provisions and events of default eliminated by the applicable Proposed Amendments.

The New Notes have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Only persons who certify that they are (i) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act or (ii) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act, are authorized to receive and review the Offering Memorandum and Consent Solicitation Statement (such persons, “Eligible Holders”). The complete terms and conditions of the Offers and the related Consent Solicitations are described in the Offer Materials and related letter of transmittal and consent, copies of which may be obtained by contacting D.F. King & Co., Inc., the exchange agent/tender agent and information agent in connection with the Offers and Consent Solicitations, at (800) 967-5058 (U.S. toll-free) or (212) 269-5550 (banks and brokers) or by visiting www.dfking.com/rrc.

The Offers and related Consent Solicitations are subject to the satisfaction of certain conditions, as described in the applicable Offer Materials, including, among other things, the consummation of the merger of Range and Memorial pursuant to the Agreement and Plan of Merger, dated May 15, 2016. The consummation of the merger is not conditioned upon the completion of any of the Offers or Consent Solicitations.

Tenders of Existing Notes may not be withdrawn after 5:00 p.m., New York City time, on August 16, 2016, unless extended, except in certain limited circumstances as set forth in the applicable Offer Materials. Holders of Existing Notes may not deliver a consent in the applicable Consent Solicitation without tendering Existing Notes in the applicable Offer. If a holder of Existing Notes tenders Existing Notes in an Offer, that noteholder will be deemed to deliver its consent, with respect to the principal amount of such tendered Existing Notes, to the applicable Proposed Amendments.

If you are a holder of Existing Notes and wish to participate in an Offer for which you are eligible and your Existing Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Existing Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, custodian or other nominee at least five business days prior to the Early Tender Deadline or the Expiration Time, as applicable, in order to allow adequate processing time for their instruction.

RANGE is a leading independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin. Range is headquartered in Fort Worth, Texas.

Memorial is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. Memorial is headquartered in Houston, Texas.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of transactions related to the proposed merger transaction involving Range and Memorial.

In connection with the merger, Range has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (333-211994) on June 13, 2016, as amended, which has been declared effective by the SEC and includes a joint proxy statement of Range and Memorial and also constitutes a prospectus of Range. Each of Range and Memorial also plan to file other relevant documents with the SEC regarding the merger. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. The definitive joint proxy statement/prospectus(es) for Range and/or Memorial will be mailed to shareholders of Range and/or Memorial, as applicable.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS REGARDING THE MERGER, INVESTORS AND SECURITY HOLDERS OF RANGE AND/OR MEMORIAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the joint proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Range and Memorial, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Range will be available free of charge on Range’s website at http://www.rangeresources.com/ under the heading “Investors” or by contacting Range’s Investor Relations Department by email at lsando@rangeresources.com, damend@rangeresources.com, mfreeman@rangeresources.com, or by phone at 817-869-4267. Copies of the documents filed with the SEC by Memorial will be available free of charge on Memorial’s website at http://www.memorialrd.com under the heading “Investor Relations” or by phone at 713-588-8339.

Participants in the Merger Solicitation

Range, Memorial and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Memorial is set forth in its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on April 1, 2016. Information about the directors and executive officers of Range is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 8, 2016. These documents can be obtained free of charge from the sources indicated above.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions regarding the merger. Investors may obtain free copies of these documents from Range or Memorial using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of federal securities laws, including within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Range’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding the expected timetable for completing the proposed transaction, benefits and synergies of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, future opportunities for the combined company and products, future financial performance and operating results and any other statements regarding Range’s and Memorial’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. Furthermore, the statements relating to the proposed transaction are subject to numerous risks and uncertainties, many of which are beyond Range’s or Memorial’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required votes of Range’s or Memorial’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Range and Memorial; the effects of the business combination of Range and Memorial, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; expected synergies and other benefits from the proposed transaction and the ability of Range to realize such synergies and other benefits; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; and actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; weather-related issues; changes in capital spending by customers; delays or failures by customers to make payments owed to us; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; and maintaining a highly skilled workforce. Range’s and Memorial’s respective reports on Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended March 31, 2016 and June 30, 2016, recent Current Reports on Form 8-K, and other SEC filings, including the registration statement on Form S-4, as amended, that includes a joint proxy statement of Range and Memorial and constitutes a prospectus of Range, discuss some of the important risk factors identified that may affect these factors and Range’s and Memorial’s respective business, results of operations and financial condition. Range and Memorial undertake no obligation to revise or update publicly any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.